Exhibit 99.1

Target Hospitality Appoints Two Independent Directors, Adding Strategic Expertise to Support Growth Initiatives

THE WOODLANDS, Texas, August 05, 2026 (PRNewswire) - Target Hospitality Corp. ("Target Hospitality," "Target" or the "Company") (Nasdaq: TH), one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services, today announced the appointment of Margaret (Peggy) Smyth and Erich Sanchack to its Board of Directors, effective August 4, 2026. Ms. Smyth will serve as an independent director and as a member of the Audit Committee, and Mr. Sanchack will serve as an independent director and member of the Compensation Committee.

Ms. Smyth brings more than three decades of financial leadership and governance experience across global energy, infrastructure, and technology organizations. This combination of financial discipline and infrastructure investment experience will provide valuable perspective as Target advances its growth strategy with a disciplined approach to value creation.

Mr. Sanchack brings more than two decades of operational and growth leadership across the data center, critical infrastructure, and technology sectors. His experience scaling mission-critical facilities and serving hyperscale and colocation customers globally provides valuable perspective as Target continues to expand its capabilities supporting AI-driven data center and related critical infrastructure development.

“We are pleased to welcome Peggy and Erich as independent directors to the Target Hospitality Board. Peggy brings proven financial leadership and governance experience across global energy and infrastructure organizations, while Erich contributes deep operational expertise across the data center and critical infrastructure sectors. Their complementary backgrounds collectively enhance the strengths of our Board as we pursue high-value end markets supported by durable demand fundamentals and reinforce our commitment to disciplined execution and long-term value creation,” stated Brad Archer, President and Chief Executive Officer.

Ms. Smyth is a senior finance executive with more than three decades of experience in financial leadership, strategy, and governance roles across large, complex global organizations. Since 2026, Ms. Smyth serves as Senior Advisor to the Transaction Advisory and Corporate Transactions Groups at Alvarez & Marsal, a global consulting firm. From 2021 to 2025, she served at QIC Ltd., one of Australia’s largest institutional investment managers, first as Senior Advisor, Global Infrastructure and, beginning in 2022, as Partner, Global Infrastructure. From 2014 to 2021, she served as Chief Financial Officer of National Grid US, a subsidiary of National Grid PLC, a multinational energy company, where she led the company’s finance and business operations transformation, and from 2012 to 2014, she served as Vice President, Finance at Consolidated Edison, Inc. Earlier in her career, Ms. Smyth held financial leadership roles at United Technologies Corporation and 3M Company, served as Senior Partner at Deloitte & Touche LLP, and Arthur Andersen LLP. Ms. Smyth currently serves on the boards of Catholic Guardian Services and MOA Funds, where she helps oversee nearly $30 billion in assets across 28 funds, and on the board of directors and Audit Committee of Flexential, a leading national provider of colocation, cloud, and data center infrastructure services. She also serves on the board of Remitly Global, Inc., a digital financial services company, since 2021, and on the board of Etsy, Inc., an e-commerce website, since 2016. She previously served as a director of Lilium N.V. and Frontier Communications Parent, Inc. Ms. Smyth earned a Master of Science in Accounting from New York University and a Bachelor of Arts in Economics from Fordham University. She holds SASB’s FSA Credential, a Certificate in Cyber-Risk Oversight from Carnegie Mellon University and the National Association of Corporate Directors, a Fundamentals of ESG Certificate from the AICPA, and a Certificate from the NYU Law - Nasdaq Center For Board Excellence Cyber Scholar Program. She is a member of the Nasdaq Center for Board Excellence Advisory Council and the Wall Street Journal Board of Directors Council.

Mr. Sanchack is a senior data center, infrastructure, and technology executive with more than two decades of experience leading large, complex organizations. Since 2023, Mr. Sanchack has served as Chief Executive Officer of Salute, a global data center services provider delivering critical facility management to hyperscale, colocation, and edge industry leaders. From 2018 to 2023, Mr. Sanchack held senior roles at Digital Realty Trust, a global data center real estate investment trust, serving as Executive Vice President, Operations from 2018 to 2021 and, from 2021 to 2023, as Chief Operating Officer, in which capacity he had global oversight of operations across EMEA, APAC, and North America. From 2016 to 2018, he held senior leadership positions at CenturyLink, serving as Senior Vice President and General Manager, Federal from 2016 to 2017 and, from 2017 to 2018, as Senior Vice President, IT Solutions and New Market Development, where he led the company’s managed hosting and cybersecurity business. From 2004 to 2016, Mr. Sanchack held a series of executive positions at Lockheed Martin Corporation, including Vice President, Competitive Enhancements, Vice President, Corporate Internal Audit, and Vice President, Information Technology Services. Earlier in his career, Mr. Sanchack served as Director of Operations at Tetra Pak Inc. Mr. Sanchack earned a Bachelor of Science in Electrical Engineering from Pennsylvania State University.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated specialty rental modular accommodations and full-service value-added hospitality solutions in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium catering and food services, maintenance, housekeeping, grounds-keeping, concierge, laundry services, logistics, security, recreational facilities services, community management, and community design and construction.

Investor Contact

Mark Schuck
(832) 702 – 8009
ir@targethospitality.com